Exhibit 11.1

                           DESTRON FEARING CORPORATION

         Calculation of Net Loss Per Common and Common Equivalent Share
                    (in thousands, except per share amounts)

                                                   Quarter Ended        Six Months Ended
                                                     March 31,              March 31,
                                               --------------------   --------------------
                                                 1996        1995       1996        1995
                                               --------    --------   --------    --------
Net income (loss)                              ($   660)   $    226   ($   962)   ($   262)
                                               ========    ========   ========    ========

Weighted average number of common and common equivalent shares outstanding:

     Weighted average number of
     common shares outstanding                   11,612      10,376     11,399      10,295

     Dilutive effect of stock options after
     application of the treasury stock
     method                                        --           278       --          --


                                               --------    --------   --------    --------

                                                 11,612      10,654     11,399      10,295

                                               ========    ========   ========    ========

Net income (loss) per common
   and common equivalent share                 ($  0.05)   $   0.02   ($  0.08)   ($  0.03)

                                               ========    ========   ========    ========
